Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2019 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported first quarter 2019 results.  Highlights include(1):

Operating results:

•	Qurate Retail revenue decreased 4% to $3.1 billion
•	Revenue decreased 3% in constant currency(2)
•	eCommerce revenue of $1.8 billion or 59% of total revenue
•	Qurate Retail reported diluted EPS of $0.13; adjusted EPS(3) of $0.35
•	QxH revenue decreased 4% to $1.9 billion
•	QVC International revenue decreased 5% to $644 million, as reported
•	Revenue increased 1% in constant currency
•	Zulily revenue decreased 5% to $397 million
•	Cornerstone revenue decreased 10% to $187 million, as reported; decreased 4% excluding Improvements
•	Realized total run-rate cost synergies of $67 million to-date through March 31st

Corporate updates:

•	From February 1st through April 30th, repurchased 5.9 million QRTEA shares at an average price per share of $20.36 and total cost of $119 million

“Our first quarter performance was disappointing amidst a changing retail and media landscape,” said Mike George, President and CEO of Qurate Retail.  “Our recent results have been more variable as we navigate the evolution of our business model and the integration of HSN, fine-tune our investments, and strike the right balance between sensible revenue growth, margin expansion, new customer acquisition and our strategic initiatives.  We are taking a disciplined approach, investing in initiatives to drive high-quality customer growth and engagement, broaden and deliver our assortments, particularly across new digital platforms, and optimize our fulfillment network.  Our customer fundamentals remain strong, including customer count, retention and purchase frequency. We are confident we are taking the right actions to deliver attractive operating margins and free cash flow for the long-term.”

Corporate Updates

On December 31, 2018, Qurate Retail completed a restructuring whereby HSN and its subsidiaries (excluding Cornerstone) became subsidiaries of QVC, Inc. The restructuring is intended to better facilitate cross-platform initiatives across the QVC and HSN businesses.  Following the restructuring, QVC, Inc. is comprised of the businesses of QVC US and HSN (collectively “QxH”), and QVC International.  During the first quarter of 2019, Qurate Retail changed its reportable segments to combine QVC US and HSN into one QxH reportable segment and is presenting prior period information in this press release to conform to this change.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2019 to the same period in 2018.

Qurate Retail has realized total run-rate cost synergies of $67 million to-date through the first quarter and expects to realize total run-rate cost synergies of approximately $165 - $170 million in 2019, inclusive of amounts related to stock compensation expense.

FIRST QUARTER 2019 FINANCIAL RESULTS

(amounts in millions)	1Q18	1Q19	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,926	$1,857	(4)%
QVC International(b)	676	644	(5)%	1%
Zulily	419	397	(5)%
Cornerstone	207	187	(10)%
Intersegment eliminations	(1)	-	NM
Total Qurate Retail Revenue (pro forma)	$3,227	$3,085	(4)%	(3)%
Former Liberty Ventures corporate and other(c)	3	-
Total Qurate Retail Revenue (as reported)	$3,230	$3,085

Operating Income
QxH	$267	$247	(7)%
QVC International(b)	89	79	(11)%	(8)%
Zulily	(28)	(13)	54%
Cornerstone	(9)	(7)	22%
Unallocated corporate cost(d)	(17)	(18)	(6)%
Total Qurate Retail Operating Income (pro forma)	$302	$288	(5)%
Former Liberty Ventures corporate and other(c)	(8)	-
Total Qurate Retail Operating Income (as reported)	$294	$288

Adjusted OIBDA
QxH	$369	$352	(5)%
QVC International(b)	107	101	(6)%	(1)%
Zulily	27	17	(37)%
Cornerstone	3	3	-%
Unallocated corporate cost(d)	(9)	(13)	(44)%
Total Qurate Retail Adjusted OIBDA (pro forma)	$497	$460	(7)%

Former Liberty Ventures corporate and other(c)	(5)	-
Total Qurate Retail Adjusted OIBDA (as reported)	$492	$460

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes QVC Germany, QVC Italy, QVC Japan and QVC UK. Includes QVC France through March 13, 2019.
c)	First quarter 2018 includes the results of the former Liberty Ventures Group consolidated in Qurate Retail’s results through March 9, 2018, prior to the split-off of GCI Liberty.
d)

Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment. Approximately half of the unallocated corporate cost in the first quarter of 2019 relates to a one-time legal settlement included in adjusted OIBDA.

FIRST QUARTER 2019 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	1Q18	1Q19
Net Income(a)	$142	$55
Adjusted Net Income(b)	$204	$151

Basic weighted average shares outstanding ("WASO")	476	433
Potentially dilutive shares	5	1
Diluted WASO	481	434

GAAP EPS(a)	$0.30	$0.13
Adjusted EPS(b)	$0.42	$0.35

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH reported sales declines in home, jewelry and beauty, which were partially offset by gains in electronics with modest growth in fashion (apparel and accessories). QxH generated strong sales growth in off-air products; however, these gains were not sufficient to offset lower sales of on-air items. Operating income and adjusted OIBDA margin(3) contraction was primarily due to higher inventory management costs, fulfillment and marketing expenses, which were partially offset by lower TV distribution commissions and higher product margins. Lower TV distribution commissions at QxH are in part due to the accounting treatment for certain renewed HSN carriage agreements (described below). Operating income also included higher amortization expense related to the amortization of HSN carriage agreements.

Beginning in the third quarter of 2018, HSN began renewing TV carriage agreements with certain distribution partners, which provided multi-year upfront payments that are amortized over the life of the agreements, versus its previous convention of expensing quarterly payments as incurred.   This accounting change has a positive impact on QxH’s adjusted OIBDA with a corresponding increase in QxH’s amortization expense, which is neutral to operating income each period and cash neutral over the life of the agreements.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 8% versus the Euro, 6% versus the British Pound and 2% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2019.

QVC International constant currency sales gains were driven primarily by growth in Japan and Germany, partially offset by declines in Italy and modest softness in the UK. Operating income and adjusted OIBDA margin contraction was primarily due to lower product margins, which were partially offset by a lower inventory obsolescence provision. As previously announced, QVC closed its television and digital platforms in France on March 13, 2019.

Zulily

Zulily revenue decreased due to lower unit volume driven by a decrease in new customers and lower frequency of purchases from existing customers, as well as lower average selling price. Product categories that led the sales decline were apparel (kids and women) and home.  Zulily’s results were affected by less efficient customer acquisition spend on certain digital marketing channels and the impact of sales tax collection in additional states. Operating loss improved due to a decrease in purchase accounting amortization as certain intangible assets became fully amortized in the fourth quarter of 2018. Adjusted OIBDA declined primarily due to lower sales, higher fixed costs associated with increased technology-related headcount and higher freight expenses, which were partially offset by higher product margins.

Cornerstone

Revenue declined primarily driven by the shutdown of the Improvements catalog business effective December 2018 and a soft start to the year at the Frontgate and Grandin Road brands. Excluding Improvements, revenue declined 4%. Operating loss and adjusted OIBDA performance principally reflected the impact of lower revenue and gross margin pressure from promotional activity and fulfillment expense deleverage, which were partially offset by lower marketing and operating costs. The operating loss also benefited from lower purchase accounting amortization.

FIRST QUARTER 2019 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q18	1Q19	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	64.0%	65.0%	100	bps
Operating Income Margin (%)	13.9%	13.3%	(60)	bps
Adjusted OIBDA Margin (%)	19.2%	19.0%	(20)	bps
Average Selling Price	$54.59	$54.48	(0)%
Units Sold			(4)%
Return Rate(b)	17.5%	17.4%	(10)	bps
eCommerce Revenue(c)	$1,032	$1,031	0%
eCommerce % of Total Revenue	53.6%	55.5%	190	bps
Mobile % of eCommerce Revenue(d)	63.6%	67.4%	380	bps
LTM Total Customers(e)	10.8	10.9	1%

QVC – International
Cost of Sales % of Revenue	62.6%	62.6%	0	bps
Operating Income Margin (%)	13.2%	12.3%	(90)	bps
Adjusted OIBDA Margin (%)	15.8%	15.7%	(10)	bps
Average Selling Price			(4)%		1%
Units Sold			0%
eCommerce Revenue(c)	$245	$251	2%		8%
eCommerce % of Total Revenue	36.2%	39.0%	280	bps
Mobile % of eCommerce Revenue(d)	70.0%	73.5%	350	bps
LTM Total Customers(e)	4.8	4.7	(2)%

Zulily
Cost of Sales % of Revenue	73.7%	74.3%	60	bps
Operating Income Margin (%)	(6.7)%	(3.3)%	340	bps
Adjusted OIBDA Margin (%)	6.4%	4.3%	(210)	bps
Mobile % of Total Orders	69.9%	74.2%	430	bps
LTM Total Customers(d)	6.1	6.5	7%

Cornerstone
Operating Income Margin (%)	(4.3)%	(3.7)%	60	bps
Adjusted OIBDA Margin (%)	1.4%	1.6%	20	bps
eCommerce Revenue(c)	$147	$135	(8)%
eCommerce % of Total Revenue	71.0%	72.2%	120	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its ongoing annual effective tax rate will be in the range of 17% - 20% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time tax items and is subject to adjustment.

Share Repurchases

From February 1, 2019 through April 30, 2019,  Qurate Retail repurchased approximately 5.9 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $20.36 for total cash consideration of $119 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $8.9 billion, representing approximately 58% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Qurate Retail is approximately $179 million.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 8:30  a.m. (E.D.T.) on May 10, 2019.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2018	3/31/2019
Cash (GAAP)	$653	$508

Indemnification Asset(a)	$79	$110

Debt:
QVC senior notes(b)	$3,775	$3,775
QVC bank credit facility	1,320	1,438
Other subsidiary debt(c)	188	—
Total Qurate Retail Group Debt	$5,283	$5,213

Senior notes(b)	791	791
Senior exchangeable debentures(d)	1,517	1,512
Corporate Level Debentures	2,308	2,303
Total Qurate Retail, Inc. Debt	$7,591	$7,516
Unamortized discount, fair market value adjustment and deferred loan costs	(218)	(73)
Total Qurate Retail, Inc. Debt (GAAP)	$7,373	$7,443

QVC, Inc. leverage(e)	2.2x	2.3x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)

Other subsidiary debt at December 31, 2018 consisted of capital leases. Due to the adoption of a new lease accounting standard in the first quarter of 2019, capital leases are now recorded in other current and long-term liabilities and not included in total debt.

d)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
e)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily adjusted OIBDA.

Cash at Qurate Retail decreased $145 million in the first quarter as share repurchases,  capital expenditures and other investing activities more than offset cash from operations and net borrowings.

Total debt at Qurate Retail decreased by $75 million in the first quarter primarily due to the reclassification of QVC’s capital leases as current and long-term liabilities pursuant to the new lease accounting standard adopted in the first quarter of 2019, partially offset by increased borrowing under QVC’s bank credit facility.

In April 2019, QVC repaid the $400 million outstanding balance on its 3.125% senior secured notes due 2019 using borrowings under its bank credit facility.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of March 31, 2019, a holder of the Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification asset has been classified as a long-term asset. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of March 31, 2019.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30  a.m. (E.D.T.) on May 10, 2019.  The call can be accessed by dialing (800)  458-4121 or (323)  794-2093, passcode 3078914,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance, Qurate Retail’s estimated 2019 effective tax rate, market conditions, statements about the indemnification by GCI Liberty, the expected benefits (including synergies) of the acquisition of HSNi and the related intercompany restructuring,  the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about

Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, respectively.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q18	2Q18	3Q18	4Q18	1Q19
Qurate Retail, Inc. Operating Income	$294	$358	$237	$435	$288
Depreciation and amortization	163	159	167	148	153
Stock compensation expense	23	23	21	21	19
Impairment charges	—	—	—	33	—
Operating company level transaction related costs	8	2	43	15	—
Corporate level transaction related costs	4	—	—	—	—
Qurate Retail, Inc. Adjusted OIBDA (as reported)	$492	$542	$468	$652	$460
Former Liberty Ventures Group adjusted OIBDA(a)	5	—	—	—	—
Qurate Retail, Inc. Adjusted OIBDA (pro forma)	$497	$542	$468	$652	$460

a)	1Q18 includes results of the Liberty Ventures Group through March 9, 2018, at which point certain assets and liabilities were split-off with GCI Liberty.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries),  Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q18	2Q18	3Q18	4Q18	1Q19
QVC
Operating income	$356	$390	$305	$461	$326
Depreciation and amortization	101	97	107	106	118
Stock compensation	11	12	12	11	9
Impairment of intangible assets	—	—	—	30	—
Transaction related costs	8	2	40	10	—
Adjusted OIBDA	$476	$501	$464	$618	$453

QxH adjusted OIBDA	$369	$401	$371	$489	$352
QVC International adjusted OIBDA	107	100	93	129	101

Zulily
Operating loss	$(28)	$(27)	$(38)	$(2)	$(13)
Depreciation and amortization	51	52	51	32	26
Stock compensation	4	4	5	4	4
Adjusted OIBDA	$27	$29	$18	$34	$17

Cornerstone
Operating income (loss)	$(9)	$8	$(19)	$(13)	$(7)
Depreciation and amortization	11	10	8	11	9
Stock compensation	1	1	1	—	1
Impairment of intangible assets	—	—	—	3	—
Transaction related costs	—	—	3	5	—
Adjusted OIBDA	$3	$19	$(7)	$6	$3

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	1Q18	2Q18	3Q18	4Q18	1Q19
Qurate Retail, Inc. Net income (GAAP)	$384	$187	$72	$273	$55
Former Liberty Ventures Group net income(a)	(242)	—	—	—	—
Net income attributable to Qurate Retail's common stock	142	187	72	273	55
Purchase accounting amort., net of deferred tax benefit (b)	47	47	48	32	34
Operating company level transaction related costs, net of tax benefit	6	2	33	11	—
Corporate level transaction related costs, net of tax benefit	3	—	—	—	—
Impairment of intangible assets, net of tax benefit	—	—	—	25	—
Impact of US tax reform	(31)	(4)	—	(76)	—
Mark-to-market adjustments, net(c)	37	(16)	16	12	62
Adjusted Net Income	$204	$216	$169	$277	$151

Diluted earnings per share (GAAP)	$0.30	$0.40	$0.16	$0.61	$0.13
Total adjustments per share, net of tax	0.13	0.06	0.21	0.01	0.22
Adjusted earnings per share	$0.42	$0.46	$0.37	$0.62	$0.35

a)	Represents results of the Liberty Ventures Group through March 9, 2018 at which point certain assets and liabilities were split-off with GCI Liberty.
b)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2019	2018
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$508	653
Trade and other receivables, net	1,464	1,835
Inventory, net	1,562	1,474
Other current assets	184	224
Total current assets	3,718	4,186
Investments in equity securities	103	96
Property and equipment, net	1,304	1,322
Intangible assets not subject to amortization	10,908	10,912
Intangible assets subject to amortization, net	1,106	1,058
Other assets, at cost, net of accumulated amortization	658	267
Total assets	$17,797	17,841
Liabilities and Equity
Current liabilities:
Accounts payable	938	1,204
Accrued liabilities	970	1,182
Current portion of debt	1,488	1,410
Other current liabilities	260	155
Total current liabilities	3,656	3,951
Long-term debt	5,955	5,963
Deferred income tax liabilities	1,887	1,925
Other liabilities	737	258
Total liabilities	12,235	12,097
Equity/Attributed net assets (liabilities)	5,453	5,624
Non-controlling interests in equity of subsidiaries	109	120
Total liabilities and equity	$17,797	17,841

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2019	2018
Revenue:
Total revenue, net	$3,085	3,230

Operating costs and expenses:
Cost of retail sales	2,023	2,093
Operating	196	228
Selling, general and administrative, including stock-based compensation	425	452
Depreciation and amortization	153	163
	2,797	2,936
Operating income (loss)	288	294

Other income (expense):
Interest expense	(96)	(98)
Share of earnings (losses) of affiliates, net	(45)	(14)
Realized and unrealized gains (losses) on financial instruments, net	(81)	99
Other, net	(8)	11
	(230)	(2)
Earnings (loss) from continuing operations before income taxes	58	292
Income tax benefit (expense)	8	(36)
Earnings (loss) from continuing operations	66	256
Earnings (loss) from discontinued operations, net of taxes	—	141
Net earnings (loss)	66	397
Less net earnings (loss) attributable to noncontrolling interests	11	13
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$55	384

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2019	2018
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$66	397
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(141)
Depreciation and amortization	153	163
Stock-based compensation	19	23
Non-cash interest	7	—
Share of (earnings) losses of affiliates, net	45	14
Realized and unrealized gains (losses) on financial instruments, net	81	(99)
Deferred income tax (benefit) expense	(31)	(7)
Other, net	2	3
Changes in operating assets and liabilities
Current and other assets	313	303
Payables and other current liabilities	(509)	(368)
Net cash provided (used) by operating activities	146	288

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(43)	(22)
Capital expended for property and equipment	(61)	(47)
Other investing activities, net	(52)	(20)
Net cash provided (used) by investing activities	(156)	(89)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	731	2,026
Repayments of debt	(618)	(1,354)
GCI Liberty Split-Off	—	(475)
Repurchases of Qurate Retail common stock	(210)	(217)
Withholding taxes on net settlements of stock-based compensation	(6)	(19)
Dividends paid to noncontrolling interest	(22)	(23)
Other financing activities, net	(6)	1
Net cash provided (used) by financing activities	(131)	(61)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(4)	13
Net increase (decrease) in cash, cash equivalents and restricted cash	(145)	151
Cash, cash equivalents and restricted cash at beginning of period	660	912
Cash, cash equivalents and restricted cash at end period	$515	1,063